ENERGY CONVERSION DEVICES REPORTS FINANCIAL RESULTS
FOR SECOND QUARTER OF FISCAL YEAR 2010

Rochester Hills, Mich., February 9, 2010 – Energy Conversion Devices, Inc. (ECD) (NASDAQ: ENER), the leading global manufacturer of thin-film flexible solar laminate products for the building-integrated and commercial rooftop markets, today announced financial results for the second quarter of its fiscal year 2010.

Total consolidated revenues for the second quarter of fiscal 2010 were $52.9 million compared to $103.1 million in the second quarter of fiscal 2009 and $42.9 million in the first quarter of fiscal 2010.  For the second quarter, the company reported a net loss of $39.1 million, or $0.92 attributable to ECD shareholders per fully diluted share.  In the year-ago period, net income was $13.0 million, or $0.31 attributable to ECD shareholders per fully diluted share.  In the first quarter of fiscal 2010, the company reported a net loss of $11.8 million, or $0.28 attributable to ECD shareholders per fully diluted share.

For the six months ending December 31, 2009, total consolidated revenues were $95.9 million compared to $198.9 million in the prior year.  Net loss for the first six months of fiscal 2010 was $50.9 million, or $1.20 attributable to ECD shareholders per fully diluted share.  For the year-ago period, net income was $24.9 million, or $0.58 attributable to ECD shareholders per fully diluted share.

The second quarter net results were impacted by costs related to the integration of Solar Integrated Technologies and the company’s recent reduction in workforce.  These costs included an inventory write off of $2.5 million charged to Cost of Product and Project Sales, asset impairments of $1.3 million, and restructuring expenses of $2.4 million.  In addition, there was a $7.4 million charge to Cost of Product and Project Sales related to factory underutilization.

Mark Morelli, ECD’s President and Chief Executive Officer, said, “We made progress on our business model expansion in the second quarter.  Our new projects business is gaining traction as demonstrated by our recent announcements, including the new agreement with Enel Green Power of Italy that will be up to 25 megawatts.  Additionally, our new PowerTiltTM product is already seeing excellent customer interest even before our expected initial shipments this spring.”

“We are also pleased with the progress we are making on our technology roadmap,” added Mr. Morelli.  “We have a proven track record of developing new technologies and successfully bringing new products to market.  We are confident in our ability to achieve 12 percent laminate conversion efficiency and less than $0.95 cost per watt.”

Mr. Morelli concluded, “We reduced our inventory balances, continued to restructure our company and are encouraged by the early results of the business initiatives undertaken in the second quarter.  We’ve signed more than 35 megawatts of new projects and agreements since the end of the quarter, and we expect to build on this momentum in the second half of the fiscal year.”

Conference Call / Webcast Details

Management of Energy Conversion Devices will review these financial results on a conference call on Tuesday, February 9, 2010, at 10:00 a.m. EST.  The dial-in number for the live audio call is (877) 858-2512 or (706) 634-6076 (international) with conference ID number 53525895.  The conference call will be webcast live over the Internet and can be accessed in the Investor Relations – Conference Calls section of the company’s website at www.energyconversiondevices.com.

An audio replay of the call will be available approximately two hours after the conclusion of the call.  The audio replay will remain available until 11:59 p.m., February 11, 2010, and can be accessed by dialing (800) 642-1687 or (706) 645-9291 (international) with conference ID number 53525895.  The webcast will also be archived on the company’s website.

About Energy Conversion Devices

Energy Conversion Devices is a leader in building-integrated and rooftop photovoltaics.  The company manufactures, sells and installs thin-film solar laminates that convert sunlight to energy using proprietary technology.  ECD’s UNI-SOLAR® brand products are unique because of their flexibility, light weight, ease of installation, durability, and real-world efficiency.  Through its Solar Integrated Technologies business, the company also designs, manufactures and installs rooftop photovoltaic systems which enable customers to transform unused space on the rooftop into a value-generating asset.  For more information, please visit www.energyconversiondevices.com.

This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, plans or intentions relating to expansions, business trends and other information that is not historical information.  All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.  Risks that could cause such results to differ include: our ability to maintain our customer relationships; the worldwide demand for electricity and the market for solar energy; the supply and price of components and raw materials for our products; our customers’ ability to access the capital needed to finance the purchase of our products; and risks associated with integrating Solar Integrated Technologies, Inc.  The risk factors identified in the ECD filings with the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, could impact any forward-looking statements contained in this release.

Contact:
Mark Trinske, Vice President
Investor Relations & Communications
(248) 299-6063

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008 (1)	2009	2008 (1)
Revenues
Product and project sales	$47,195	$97,987	$83,905	$188,788
Royalties	2,254	1,543	4,213	2,888
Revenues from product development agreements	3,007	3,077	6,998	6,348
License and other revenues	456	500	740	848
Total Revenues	52,912	103,107	95,856	198,872
Expenses
Cost of product and project sales	58,381	63,649	86,214	124,628
Cost of revenues from product development agreements	2,394	2,342	5,675	4,523
Product development and research	3,130	1,954	5,375	4,144
Preproduction costs	-	1,831	10	3,808
Selling, general and administrative	17,220	17,277	33,422	31,428
Net loss (gain) on disposal of property, plant and equipment	291	(38)	1,265	246
Impairment loss	1,253	-	1,253	-
Restructuring charges	2,445	191	3,122	435
Total Expenses	85,114	87,206	136,336	169,212
Operating (Loss) Income	(32,202)	15,901	(40,480)	29,660
Other Income (Expense)
Interest income	264	1,467	556	4,071
Interest expense	(6,837)	(4,030)	(13,800)	(7,594)
Distribution from joint venture	-	-	1,309	-
Other nonoperating expense, net	(981)	(77)	(76)	(1,002)
Total Other Income (Expense)	(7,554)	(2,640)	(12,011)	(4,525)
(Loss) Income before Income Taxes and Equity Loss	(39,756)	13,261	(52,491)	25,135
Income tax (benefit) expense	(985)	216	(1,900)	273
(Loss) Income before Equity Loss	(38,771)	13,045	(50,591)	24,862
Equity loss	(313)	-	(333)	-
Net (Loss) Income	(39,084)	13,045	(50,924)	24,862
Net Loss Attributable to Noncontrolling Interest	(79)	-	(153)	-
Net (Loss) Income Attributable to ECD Shareholders	$(39,005)	$13,045	$(50,771)	$24,862

(Loss) Earnings Per Share, Attributable to ECD Shareholders	$(0.92)	$0.31	$(1.20)	$0.59

Diluted (Loss) Earnings Per Share, Attributable to ECD Shareholders	$(0.92)	$0.31	$(1.20)	$0.58

Basic weighted shares outstanding	42,299	42,274	42,299	42,248
Diluted shares outstanding	42,299	42,650	42,299	42,915

(1) As adjusted due to the implementation of FASB ASC 470-20

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2009	June 30, 2009 (1)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$90,656	$56,379
Short-term investments	114,388	245,182
Accounts receivable, net	59,823	69,382
Inventories, net	120,824	74,266
Other current assets	8,367	4,897
Total Current Assets	394,058	450,106

Property, Plant and Equipment, net	613,310	614,330

Other Assets:
Restricted cash	1,738	-
Goodwill	35,371	-
Intangible assets, net	2,176	-
Lease receivable, net	11,438	-
Other assets	12,234	11,661
Total Other Assets	62,957	11,661

Total Assets	$1,070,325	$1,076,097
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$34,348	$50,238
Current portion of warranty liability	12,070	5,917
Other current liabilities	6,621	3,506
Total Current Liabilities	53,039	59,661

Long-Term Liabilities:
Convertible senior notes	255,172	247,974
Capital lease obligations	20,878	21,412
Warranty liability	31,072	-
Other liabilities	21,913	9,701
Total Long-Term Liabilities	329,035	279,087

Commitments and Contingencies (Note 10)

Stockholders’ Equity
Common stock, $0.01 par value, 100 million shares authorized, 45,755,412 and 45,754,652 issued at December 31, 2009 and June 30,2009, respectively	458	458
Additional paid-in capital	1,057,971	1,055,705
Treasury stock	(700)	(700)
Accumulated deficit	(367,389)	(316,618)
Accumulated other comprehensive loss, net	(1,936)	(1,496)
Total ECD stockholders’ equity	688,404	737,349
Accumulated deficit – noncontrolling interest	(153)	-
Total Stockholders’ Equity	688,251	737,349
Total Liabilities and Stockholders’ Equity	$1,070,325	$1,076,097
(1) As adjusted due to the implementation of FASB ASC 470-20

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in thousands)

	Six Months Ended December 31,
	2009	2008 (1)
Cash flows from operating activities:
Net (loss) income	$(50,924)	$24,862
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	18,300	15,035
Amortization of debt discount and deferred financing fees	7,815	7,244
Share-based compensation	2,266	3,475
Other-than-temporary impairment of investment	-	1,002
Net loss on disposal of property, plant and equipment	1,265	420
Impairment loss	1,253	-
Equity loss	333	-
Other	-	4,212
Changes in operating assets and liabilities, net of foreign exchange:
Accounts receivable	4,632	(18,928)
Inventories	(22,430)	(12,798)
Other assets	(1,773)	(2,176)
Accounts payable and accrued expenses	(21,348)	15,161
Other liabilities	502	(337)
Net cash (used in) provided by operating activities	(60,109)	37,172

Cash flows from investing activities:
Purchases of property, plant and equipment	(18,759)	(103,247)
Acquisition of business, net of cash acquired	(2,088)	-
Proceeds from maturities of investments	120,119	2,700
Proceeds from sale of investments	9,921	-
Net cash provided by (used in) investing activities	109,193	(100,547)

Cash flows from financing activities:
Principal payments under capitalized lease obligations and other debt	(734)	(517)
Repayment of revolving credit facility	(5,705)	-
Repayment of convertible notes	(8,000)	-
Proceeds from sale of stock and share-based compensation, net of expenses	-	1,640
Net cash (used in) provided by financing activities	(14,439)	1,123

Effect of exchange rate changes on cash and cash equivalents	(368)	324
Net increase (decrease) in cash and cash equivalents	34,277	(61,928)
Cash and cash equivalents at beginning of period	56,379	484,492
Cash and cash equivalents at end of period	$90,656	$422,564

(1) As adjusted due to the implementation of FASB ASC 470-20